EXECUTION
AMENDMENT NO. 7 TO
MASTER REPURCHASE AGREEMENT
Amendment No. 7 to Master Repurchase Agreement, dated as of May 21, 2021 (this “Amendment”), among CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC (the “Administrative Agent”), CREDIT SUISSE AG, a company incorporated in Switzerland, acting through its Cayman Islands Branch (“CS Cayman”, a “Committed Buyer” and a “Buyer”), ALPINE SECURITIZATION LTD (“Alpine” and a “Buyer” and together with CS Cayman, the “Buyers”) and LOANDEPOT.COM, LLC (the “Seller”).
RECITALS
The Administrative Agent, CS Cayman and the Seller are parties to that certain (i) Master Repurchase Agreement, dated as of March 10, 2017 (as amended by Amendment No. 1, dated as of August 11, 2017, Amendment No. 2, dated as of January 31, 2018, Amendment No. 3, dated as of April 8, 2019, Amendment No. 4, dated as of February 26, 2020, Amendment No. 5, dated as of September 25, 2020, and Amendment No. 6, dated as of March 1, 2021, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Repurchase Agreement”) and (ii) Amended and Restated Pricing Side Letter, dated as of May 21, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Pricing Side Letter”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement or Pricing Side Letter, as applicable.
The Administrative Agent, the Buyers and the Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement.
Accordingly, the Administrative Agent, the Buyers and the Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:
SECTION 1.Applicability. Section 1 of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Administrative Agent on behalf of Buyers certain Purchased Assets (including, without limitation, the related Contributed Assets) (as hereinafter defined) on a servicing released basis against the transfer of funds by Administrative Agent, with a simultaneous agreement by Administrative Agent on behalf of Buyers to transfer to Seller such Purchased Assets on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder. For the avoidance of doubt, and for administrative and tracking purposes, (a) the purchase and sale of each Purchased Mortgage Loan shall be deemed a separate Transaction and (b) with respect to each Designated Mortgage Loan, such Designated Mortgage Loan may, at Buyers’ option, be
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sold to different Buyers on a pro rata basis, such that one Buyer pays the Purchase Price-Base and other Buyers pay the Purchase Price-Incremental 1 and Purchase Price-Incremental 2, as applicable, and, in which case, the Administrative Agent shall own the Designated Mortgage Loan, for the benefit of the purchasing Buyers, on a pro rata, pari passu basis.

This Agreement is a commitment by Committed Buyer and/or Administrative Agent on behalf of Committed Buyer to engage in the Transactions the subject of which are Purchased Mortgage Loans up to the Maximum Committed Amount. In no event shall the Committed Buyer and/or Administrative Agent on behalf of Committed Buyer have any commitment to enter into any Transaction requested that would result in the aggregate Purchase Price of then-outstanding Transactions to exceed the Maximum Committed Amount. For the avoidance of doubt, Transactions attributed to the Maximum Committed Amount shall solely be attributed to the Committed Buyer and Alpine shall have no commitment hereunder to enter into Transactions.
SECTION 2.Definitions. Section 2 of the Existing Repurchase Agreement is hereby amended by:
2. 1.deleting the definitions “Affiliate”, “Change in Control”, “GNMA Haircut Amount”, “Mortgage Loan”, “Price Differential” and “Pricing Side Letter” in their entirety and replacing them with the following:
“Affiliate” shall mean with respect to any specified entity, any other entity controlling or controlled by or under common control with such specified entity.  For the purposes of this definition, “control” when used with respect to a specified entity means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” having meanings correlative to the foregoing. For removal of doubt, any Permitted Holder or any joint venture for which Seller or LD Holdings Group LLC owns less than fifty percent (50%) of the equity interests therein shall not be considered an Affiliate for purposes of this Agreement or any other Program Agreement.
“Change in Control” means:
(1).any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of the equity securities of loanDepot, Inc., a Delaware corporation, entitled to vote for members of the board of directors or equivalent governing body of Seller on a fully-diluted basis;
(2).the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization transaction); or

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(3).if Seller is a Delaware limited liability company, Seller enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated.
“GNMA Haircut Amount” means, with respect to a Simultaneously Funded Early Buyout Loan, an amount equal to (i) the amount due to GNMA to repurchase such Mortgage Loan from GNMA less (ii) the Purchase Price-Base plus Purchase Price-Incremental 1 for such Mortgage Loan.
“Mortgage Loan” means any Approved Product Type which is a fixed or floating rate, one to four family residential mortgage or home equity loan evidenced by a promissory note and secured by a first (or, in the case of Second Lien Mortgage Loans, second) lien mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 13(b) hereof; provided that Mortgage Loans shall not include any High Cost Mortgage Loans and shall not include home equity conversion loans.
“Price Differential” has the meaning assigned to such term in the Pricing Side Letter.
“Pricing Side Letter” means the amended and restated letter agreement dated as of May 21, 2021, among Administrative Agent, Buyers and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
2.2.adding the following definitions in their proper alphabetical order:
“Approved Product Type” means the type of Mortgage Loans set forth on the Asset Matrix and that are applicable to the terms of the Program Agreements.
“Committed Buyer” shall mean Credit Suisse AG, a company incorporated under the laws of Switzerland, acting through its Cayman Islands Branch.
“Designated Mortgage Loan” means a Purchased Asset and/or Contributed Asset that is identified by Administrative Agent as eligible for a Purchase Price-Base, a Purchase Price-Incremental 1 and/or a Purchase Price-Incremental 2.
“Hsieh Investors” shall mean each of the JLSSAA Trust, established September 4, 2014, JLSA, LLC, Trilogy Mortgage Holdings, Inc., Trilogy Management Investors Six, LLC, Trilogy Management Investors Seven, LLC and Trilogy Management Investors Eight, LLC and each of their respective affiliates.
“Non-Affiliate Buyer” has the meaning specified in Section 19 hereof.
“Non-Affiliate MRA” has the meaning specified in Section 19 hereof.
“Non-Affiliate Transactions” has the meaning specified in Section 19 hereof.

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“Parthenon Investors” shall mean each of Parthenon Investors III, L.P., PCap Associates, Parthenon Capital Partners Fund, L.P., Parthenon Investors IV, L.P., Parthenon Capital Partners Fund II, L.P. and PCP Managers, L.P. and each of their respective affiliates.
“Permitted Holders” shall mean any of the Hsieh Investors and the Parthenon Investors.
“Pool” means a subset of Purchased Mortgage Loans subject to Transactions which shall be identified from time to time by the Administrative Agent.
“Pool Subdivision Notice” means a written notice delivered by Administrative Agent to Sellers, which shall identify the discrete Purchased Mortgage Loans which shall be allocated to different Pools.
“Purchase Price Deficit-Base/Incremental 1” has the meaning specified in Section 6.d hereof.
“Severance Notice” has the meaning specified in Section 19 hereof.
“Successor Rate” means a rate determined by Administrative Agent in accordance with Section 5.c hereof.
“Successor Rate Conforming Changes” means with respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption of such Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice.
SECTION 3.Program; Initiation of Transactions. Section 3 of the Existing Repurchase Agreement is hereby amended by deleting paragraph a in its entirety and replacing it with the following:
a. From time to time, in the sole discretion of Buyers, Administrative Agent (for the benefit of Buyers) may facilitate the purchase by Buyers from Seller of certain Mortgage Loans that have been originated and/or purchased by Seller. This Agreement is a commitment by Committed Buyer and Administrative Agent on behalf of Committed Buyer to enter into Transactions with Seller up to an aggregate amount not to exceed the Maximum Committed Amount. This Agreement is not a commitment by Committed Buyer or Administrative Agent on behalf of Committed Buyer to enter into Transactions with Seller for amounts exceeding the Maximum Committed Amount, but rather sets forth the procedures to be used in connection with periodic requests for Buyers or Administrative Agent on behalf of Buyers to enter into Transactions with Seller. For the avoidance of doubt, Transactions attributed to the Maximum Committed Amount shall solely be attributed to the Committed Buyer and Alpine shall have no commitment hereunder to enter into Transactions. Any Transactions entered into in excess of the Maximum Committed Amount shall be entered into solely on an uncommitted basis. All

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Purchased Mortgage Loans shall meet the requirements set forth in the Asset Guidelines, and shall be serviced by Seller or Servicer, as applicable. The sum of the Aggregate Purchase Price-Base, the Aggregate Purchase Price-Incremental 1 and the Aggregate Purchase Price-Incremental 2 shall not exceed the Maximum Aggregate Purchase Price. With respect to each Designated Asset, the Purchase Price-Incremental 2 shall not be drawn upon until such time that the Purchase Price Base and Purchase Price-Incremental 1 have been fully drawn.
SECTION 4.Price Differential. Section 5 of the Existing Repurchase Agreement is hereby amended by adding the following at the end thereof:
c. If prior to any Price Differential Payment Date, Administrative Agent determines in its sole discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, LIBOR is no longer in existence, or the administrator of LIBOR or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available or used for determining the interest rate of loans, Administrative Agent may give prompt notice thereof to Seller, whereupon the rate for such period that will replace LIBOR for such period, and for all subsequent periods until such notice has been withdrawn by Administrative Agent, shall be the greater of (i) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (ii) zero, together with any proposed Successor Rate Conforming Changes, as determined by Administrative Agent in its sole discretion (any such rate, a “Successor Rate”).
SECTION 5.Margin Maintenance. Section 6 of the Existing Repurchase Agreement is hereby amended by:
5.1.amending the title of such section as follows:
6. Margin Maintenance; Reallocation of Purchase Price
5.2.deleting subsection a. in its entirety and replacing it with the following:
a.If at any time the outstanding Purchase Price-Base plus Purchase Price-Incremental 1 of any Purchased Asset subject to a Transaction is greater than the Asset Value-Base plus Asset Value-Incremental 1 of such Purchased Asset subject to a Transaction (a “Margin Deficit”), then Administrative Agent may by notice to Seller require Seller to transfer to Administrative Agent for the benefit of Buyers cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).
5.3.adding the following at the end thereof:
d.    If at any time the outstanding Purchase Price-Base plus Purchase Price-Incremental 1 of any Purchased Mortgage Loan which is subject to a Transaction is greater than the Asset Value-Base plus Asset Value-Incremental 1 of such Purchased

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Mortgage Loan (a “Purchase Price Deficit-Base/Incremental 1”), and such Purchase Price Deficit-Base/Incremental 1 does not constitute a Margin Deficit, then the amount of such Purchase Price Deficit-Base/Incremental 1 shall be reallocated by the Administrative Agent and added to the Purchase Price-Incremental 2; provided that the Administrative Agent agrees to promptly notify (which for this purpose may be by electronic communication) the Seller after such reallocation; provided further that the failure to give such notice shall not affect the validity of such reallocation and application of such funds.
SECTION 6.Conditions Precedents. Section 10.b of the Existing Repurchase Agreement is hereby amended by adding the following at the end thereof:
(12)    Designated Mortgage Loan – Purchase Price Incremental 2. With respect to each proposed Transaction for which the Purchase Price-Incremental 2 for a Designated Mortgage Loan will be funded, (i) no Disqualification Event shall have occurred and be continuing, (ii) the Purchase Price-Base and Purchase Price-Incremental 1 shall be fully drawn and (iii) the Purchase Price-Incremental 2 shall be fully drawn upon.
SECTION 7.Remedies Upon Default. Section 16.b of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
b.    If Administrative Agent exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) any Seller Party’s obligations in such Transactions to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Administrative Agent and applied, in Administrative Agent’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by any Seller Party hereunder and in accordance with the Administration Agreement (provided that any determination with respect to what portion of the Purchase Price is attributed to the Purchase Price-Base, Purchase Price-Incremental 1 or Purchase Price-Incremental 2 shall be made in accordance with the Purchase Price definition), and (iii) any Seller Party shall immediately deliver to Administrative Agent the Asset Files relating to any Purchased Assets subject to such Transactions then in any Seller Party’s possession or control.
SECTION 8.Servicing Tape. Section 17.d of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
d.    Servicing Tape. On the Reporting Date of each calendar month, Seller will furnish to Administrative Agent (i) an electronic Purchased Mortgage Loans performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge off reports) and (ii) electronically, in a format mutually acceptable to Administrative Agent and Seller, servicing information, including, without limitation, those fields reasonably

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requested by Administrative Agent from time to time, on a loan by loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, Seller will furnish to Administrative Agent such information upon the occurrence and continuation of an Event of Default.
SECTION 9.Single Agreement. Section 19 of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
Administrative Agent, Buyers and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Administrative Agent, Buyers and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder and (ii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. Notwithstanding anything in this Agreement to the contrary, in the event that (a) a Buyer is not an Affiliate of Administrative Agent, Alpine or CS Cayman (a “Non-Affiliate Buyer”), (b) an Event of Default shall have occurred and is continuing and (c) Administrative Agent provides written notice to the Seller to sever each Non-Affiliate Buyer’s Transactions (the “Non-Affiliate Transactions”) and treat such Non-Affiliate Transactions as separate Transactions under this Agreement (a “Severance Notice”), then Administrative Agent, Buyers and Seller acknowledge that each such Non-Affiliate Transaction shall be deemed a separate Transaction under a separate and distinct agreement with the same terms and conditions as set forth herein (each a “Non-Affiliate MRA”), and each such Non-Affiliate Buyer shall be deemed to be the administrative agent with respect to its respective Non-Affiliate Transactions under its respective Non-Affiliate MRA; provided, that Transactions owned by Administrative Agent, Alpine and CS Cayman or any respective Affiliate shall continue to be deemed a single Transaction with Administrative Agent serving as the administrative agent for Alpine, CS Cayman or any respective Affiliate, in each case, pursuant to the terms and conditions of this Agreement.
SECTION 10.Indemnification; Obligations. Section 30.a of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
a.Each Seller Party agrees to hold Administrative Agent, Buyers and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities,

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losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby (including, without limitation, (i) any such liabilities, losses, damages, judgments, costs and expenses directly arising from any acts or omissions of such party and (ii) any wire fraud or data or systems intrusions which causes Administrative Agent or Buyers to suffer any such direct liability, loss, damage, judgment, cost and/or expense), resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Each Seller Party also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Each Seller Party’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each Seller Party hereby acknowledges that its obligations hereunder are recourse obligations of each Seller Party and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets. Each Seller Party also agrees not to assert any claim against Administrative Agent, each Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
SECTION 11.Confidentiality. Section 32.a of the Existing Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:
a.This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Administrative Agent and Buyers and shall be held by each Seller Party in strict confidence and shall not be disclosed to any third party without the written consent of Administrative Agent except for (i) disclosure to such Seller Party’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) any of such information is in the public domain other than due to a breach of this covenant, (iv) disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement or (v) any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ law. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local

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tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as set forth in the first sentence of this clause (a), such Seller Party may not disclose the name of or identifying information with respect to Administrative Agent and Buyers or any pricing terms (including, without limitation, the Purchase Price, Pricing Rate, Purchase Price Percentage, Asset Value, Maximum Value Amount and any other fees specified in the Pricing Side Letter) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Administrative Agent.
SECTION 12.Pool Subdivisions. The Existing Repurchase Agreement is hereby amended by adding the following at the end thereof:
44. Pool Subdivisions
The Administrative Agent may from time to time deliver to Seller a Pool Subdivision Notice which notice shall identify a Pool of Purchased Mortgage Loans that shall be treated separately from the remaining Purchased Mortgage Loans (which remaining Purchased Mortgage Loans shall constitute another Pool). The Administrative Agent may modify any such Pool Subdivision Notice from time to time to readjust the composition of the Pools identified therein. Following delivery of a Pool Subdivision Notice, the calculations with respect to Price Differential (and all of the component calculations used in determining such calculation) shall be calculated separately on the basis of the Purchased Mortgage Loans comprising each Pool, which shall result in a separate Price Differential for each Pool. For the avoidance of doubt, a Pool Subdivision Notice shall not (a) modify or otherwise affect the rights and obligations of the parties under the Program Agreements except as expressly contemplated in this Section 44; and (b) shall not be construed as a Severance Notice as contemplated by Section 19 of this Agreement.
SECTION 13.Conditions Precedent. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:
13.1.Delivered Documents. On the Amendment Effective Date, the Administrative Agent on behalf of Buyers shall have received the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:
(1)this Amendment, executed and delivered by the duly authorized officers of the Administrative Agent, Buyers, and the Seller; and
(2)such other documents as the Administrative Agent or counsel to the Administrative Agent may reasonably request.

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SECTION 14.Representations and Warranties. The Seller hereby represents and warrants to the Administrative Agent and Buyers that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on Seller’s part to be observed or performed, and that no Event of Default has occurred or is continuing, and Seller hereby confirms and reaffirms the representations and warranties contained in Section 13 of the Repurchase Agreement as of the date hereof are true and correct in all material respects, except to the extent such representations relate to a date prior to the date hereof, in which case the representations and warranties are true and correct in all material respects as of such date.
SECTION 15.Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.
SECTION 16.Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
SECTION 17.Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in a Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transactions contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, UETA and any applicable state law.  Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers with appropriate document access tracking, electronic signature tracking and document retention as may be approved by the Administrative Agent in its sole discretion.
SECTION 18.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.
CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Administrative Agent
By: /s/ Margaret Dellafera
Name: Margaret Dellafera
Title: Vice President
CREDIT SUISSE AG, Cayman Islands Branch, as a Buyer
By: /s/ Margaret Dellafera
Name: Margaret Dellafera
Title: Vice President
By: /s/ Ernest Calabrese
Name: Ernest Calabrese
Title: Authorized Signatory

ALPINE SECURITIZATION LTD, as a Buyer, by Credit Suisse AG, New York Branch as Attorney-in-Fact
By: /s/ Elie Chau
Name: Elie Chau
Title: Vice President
By: /s/ Marcus DiBrito
Name: Marcus DiBrito
Title: Vice President

Signature Page to Amendment No. 7 to Master Repurchase Agreement
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LOANDEPOT.COM, LLC, as Seller
By: /s/ Patrick Flanagan
Name: Patrick Flanagan
Title: Chief Financial Officer

Signature Page to Amendment No. 7 to Master Repurchase Agreement
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